DATE: December 27, 2018

Yeung Kin Wah

(as Vendor)

AND

Puhui Wealth Investment Management Co., Ltd.

(as Purchaser)

AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE IN GRANVILLE FINANCIAL SERVICES COMPANY LIMITED 均富金融服務有限公司

THIS AGREEMENT is made on the date of November 27, 2018.

BY AND BETWEEN:

(1) **YEUNG KIN WAH**, whose Hong Kong Permanent Identity Card number is D021481(8) and whose address is Room 2211, 22/F, Southern Garden, 2 O'Brien Road, Wanchai, Hong Kong (the "**Vendor**"); and

(2) **PUHUI WEALTH INVESTMENT MANAGEMENT CO., LTD.**, a company incorporated in the Cayman Islands with limited liability and having its principal office at Suite 1002, W3 Office Building, Oriental Commerce Tower, No.1 Chang An Street, Dong Cheng District, Beijing, PRC 100005 (the "**Purchaser**").

RECITAL

(A) Granville Financial Services Company Limited 均富金融服務有限公司 (the "**Company**") is a company incorporated in Hong Kong with limited liability and is licensed to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contracts) and Type 9 (asset management) regulated activities under the SFO. As at the date hereof, the Company has an issued share capital of HK$13,000,000 consisting of 13,000,000 ordinary shares (each a "**Share**"), which are fully paid up or credited as fully paid. Further particulars of the Company are set out in Schedule 1.

(B) The Vendor has agreed to sell and the Purchaser has agreed to purchase the 13,000,000 Shares (the "**Sale Shares**") subject to and upon the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, except where the context otherwise requires or permits, the following words and expressions shall have the meanings ascribed to each of them respectively below:

"Accounts Date"	the date by which the Audited Accounts (defined below) is prepared.
"Agreement"	this agreement as amended, modified or supplemented from time to time

"Audited Accounts"	the audited statement of financial position of the Company as at the Accounts Date and the audited income statement of the Company for the three years ended at the Accounts Date, which shall be prepared in accordance with the Hong Kong Financial Reporting Standards and accounting principles generally accepted in Hong Kong.
"Business Day"	a day (other than a Saturday, a Sunday or a public holiday) on which licensed banks are generally open for business in Hong Kong throughout their normal business hours
"Companies Ordinance"	Companies Ordinance (Chapter 622 of the Laws of Hong Kong)
"Company"	has the meaning ascribed to such term in Recital (A)
"Completion"	completion of the sale and purchase of the Sale Shares in accordance with Clause 5
"Completion Accounts"	the unaudited financial statements of the Company containing unaudited statement of financial position of the Company as at the Completion Date and the unaudited income statement of the Company for the period beginning on the next day of the Management Accounts Date and ended on the Completion Date
"Completion Date"	the date referred to in Clause 5.1 on which Completion takes place
"Consideration"	has the meaning set forth in Clause 3.1
"Deposit"	has the meaning ascribed to such term in Clause 3.2(1)
"Difference"	has the meaning ascribed to such term in Clause 3.5(1)
"Encumbrance"	any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale and purchase or sale and leaseback arrangement whatsoever nature and includes any agreement for any of the same and "**Encumber**" shall be construed accordingly

"HK$"	Hong Kong dollars, the lawful currency of Hong Kong
"Hong Kong"	the Hong Kong Special Administrative Region of the People's Republic of China
"IPO"	Initial Public Offering
"Independent Third Parties"	person(s) and their respective associates or, in the case of companies, their ultimate beneficial owner(s) and their respective associates, who are independent of and not connected with the Purchaser and its subsidiaries, the Vendor and their respective connected persons
"Initial Assets Value"	has the meaning ascribed to such term in Clause 3.1
"Intellectual Property Rights"	all industrial and intellectual property right used or required by the Company, including (without limitation) patents, trademarks, service marks, trade names, domain names, designs, copyrights and the copyright in all drawings, plans, specifications, designs and computer software (including in each application therefor) in any part of the world and whether or not registered or registrable and all know-how, inventions, formulae, trade secrets, confidential or secret processes and information (including all documents relating thereto)
"Long Stop Date"	the date on which the conditions set out in Clause 4.2 have not been satisfied (or waived), or otherwise mutually agreed by both Parties.
"Management Accounts"	the unaudited financial statements of the Company containing unaudited statement of financial position of the Company as at the Management Accounts Date and the unaudited income statement of the Company for the period beginning on the next day of the Accounts Date and ended on the Management Accounts Date, copies of which are attached hereto marked **"Annex A"**
"Management Accounts Date"	December 31, 2018
"Material Adverse Change (or Effect)"	any change (or effect) which has a material and adverse effect on the financial position, business or property, results of operations of the Company as a whole

"NASDAQ"	refers to the NASDAQ Stock Market, an American stock exchange designed to enable investors to buy and sell stocks on an automatic, transparent and speedy computer network
"Negotiated Assets Value"	has the meaning ascribed to such term in Clause 3.4
"Operational Support"	has the meaning ascribed to such term in Clause 3.1
"PRC"	the People's Republic of China
"Premium"	has the meaning ascribed to such term in Clause 3.1
"Sale Shares"	has the meaning ascribed to such term in Recital (B)
"SFC"	the Securities and Futures Commission of Hong Kong
"SFO"	Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)
"Share"	has the meaning ascribed to such term in Recital (A)
"Stock Exchange"	The Stock Exchange of Hong Kong Limited
"Takeovers Code"	the Hong Kong Code on Takeovers and Mergers
"Tax" and **"Taxation"**	includes all forms of tax, levy, duty, charge, fee, contribution, impost or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by a local, municipal, governmental, state, federal or other body or authority in Hong Kong, the PRC or elsewhere (including any fine, penalty, surcharge or interest in relation thereto)
"Tax Indemnity"	the deed of indemnity (in the approved form) to be given by the Vendor in favour of the Company and the Purchaser or its nominee(s), a draft of which is set out in this Agreement as Schedule 3
"Warranties"	the representations, warranties and undertakings contained or referred to in Clause 7 and Schedule 2

1.2 Words and phrases (not otherwise defined in this Agreement) the definitions of which are contained or referred to in the Companies Ordinance shall be construed as having the meanings thereby attributed to them.

1.3 References in this Agreement to ordinances and to statutory provisions shall be construed as references to those ordinances or statutory provisions as

1.4 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5 Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include incorporations and firms and vice versa.

1.6 References to Clauses and Schedules are (unless the context requires otherwise) to clauses of and schedules to, this Agreement.

1.7 All representations, undertakings, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into severally unless otherwise specified.

1.8 In this Agreement, any reference to a document in the **"approved form"** is to a form of the relevant document which is in form and substance agreed between the parties.

1.9 Clauses [11, 12, 13, 17, 20 and 21] shall survive Completion and the rights and remedies of the Purchaser in respect of any breach of the abovementioned Clauses shall not be affected by Completion.

2. SALE OF SALE SHARES

2.1 Subject to and upon the terms and conditions of this Agreement, the Vendor, as legal and beneficial owner, shall sell and the Purchaser shall purchase the Sale Shares free from all Encumbrances and other third party rights of any nature whatsoever and together with all rights and benefits of any nature whatsoever now or hereafter attaching or accruing to them including all rights to any dividends or other distribution declared paid or made in respect of them on or after Completion.

3. CONSIDERATION

3.1 Subject to the adjustment in accordance with Clause 3.5, the Consideration payable by the Purchaser for the purchase of the Sale Shares from the Vendor shall be HK$29,390,000.00 (representing an aggregate of a fixed premium of HK$17,100,000 (the "**Premium**") and HK$11,190,000.00, being the net asset value of the Company as of the Management Accounts Date (the "**Initial Assets Value**"), plus HK$1,100,000.00 (the "**Operational Support**")).

3.2 Subject to the adjustment in accordance with Clause 3.5, the Consideration shall be paid by the Purchaser in the following manner:

(1) a total of HK$19,130,000.00 (being an amount equivalent to a deposit ("**Deposit**") of 20% of the Premium, plus another 20% of the Premium, the Initial Assets Value and the Operational Support) shall be payable by the Purchaser in cash to the Vendor or its nominee(s) or as it may direct upon execution of this Agreement, and the Deposit shall be applied as partial payment of the Consideration at Completion;

(2) HK$6,840,000.00 (being an amount equivalent to 40% of the Premium) shall be payable by the Purchaser in cash to the Vendor or its nominee(s) or as it may direct on the date of November 1, 2019; and

(3) the remainder of the Consideration (being an amount equivalent to 20% of the Premium, plus or minus the Difference (if any) calculated in accordance with Clause 3.5) shall be payable at Completion by the Purchaser in cash to the Vendor or its nominee(s) or as it may direct.

Provided however that in case the conditions for Completion (as provided under Clause 4.2) should be fulfilled prior to the date of November 1, 2019, then the payment stipulated under the Clause 3.2(2) above shall be deemed due on the date when such conditions for Completion are fulfilled.

3.3 The Vendor shall procure that the draft Completion Accounts be drawn up and delivered to the Purchaser not less than three Business Days prior to the Completion Date. Completion is subject to the Purchaser's satisfaction of the draft Completion Accounts.

3.4 Both Parties may negotiate and reach consensus upon a reasonable estimation of the net asset value of the Company as of the Completion Date ("**Negotiated Assets Value**") based on the draft Completion Accounts.

3.5 The Consideration shall be adjusted if:

(1) the Negotiated Assets Value is higher than the Initial Assets Value, the Consideration shall be increased by the difference between the Negotiated Assets Value and the Initial Assets Value (the "**Difference**"); or

(2) the Negotiated Assets Value is lower than the Initial Assets Value, the Consideration shall be reduced by the Difference.

4. CONDITIONS

4.1 The Purchaser shall and shall procure that its agents, advisers and/or sponsor shall forthwith upon the signing of this Agreement conduct such financial, legal or other due diligence review of the assets, liabilities, operations and affairs of the Company as it may reasonably consider appropriate and the Vendor shall provide and procure the Company and its agents to provide such assistance as the Purchaser or its agents, advisers and/or sponsor may reasonably require in connection with such review.

4.2 Completion shall be conditional upon and subject to:

(1) the Purchaser being satisfied in its absolute discretion with the results of the due diligence review to be conducted under Clause 4.1;

(2) all necessary consents, licenses and approvals from the shareholders, bankers, financial institutions and regulators required to be obtained on the part of the Vendor and the Company in respect of this Agreement and the transactions contemplated hereby having been obtained and remain in full force and effect;

(3) all necessary consents, licenses and approvals from the shareholders, bankers, financial institutions and regulatory authorities required to be obtained on the part of the Purchaser in respect of this Agreement and the transactions contemplated hereby having been obtained and remain in full force and effect;

(4) all Warranties remaining true and correct in all respects and not misleading as at Completion;

(5) the Vendor having complied with the obligations and undertakings under this Agreement to be observed by him prior to Completion;

(6) the approval from the Licensing Department of the SFC in relation to the change of substantial shareholder (as defined in the SFO) of the Company having been obtained and not revoked, cancelled or lapsed;

(7) if necessary, the Company having employed such number of qualified responsible officers for each regulated activity as required under the SFO and the relevant rules and regulations to supervise the business of regulated activities carried on by the Company at Completion;

(8) the Vendor having delivered the draft Completion Accounts to the Purchaser in accordance with Clause 3.3 and the Purchaser being satisfied with the draft Completion Accounts; and

(9) the Purchaser being satisfied that there has not been any Material Adverse Change on the Company since the date of this Agreement.

4.3 The Vendor shall use its best endeavors to assist the Purchaser in connection with the due diligence review to be conducted under Clause 4.1.

4.4 The Vendor shall use its best endeavors to procure the fulfillment of the conditions set out in Clause 4.2. The Purchaser may in its sole and absolute discretion waive any of the conditions set out in Clause 4.2. If the conditions set out in Clause 4.2 have not been satisfied (or waived) on or before 12:00 noon on the Long Stop Date, the Purchaser may rescind this Agreement and the provisions of Clause 9.1 shall apply. For clarification purpose, both Parties agree that they shall on a bona fide basis cooperate with each other in submitting

a formal application to the SFC, by the date of January 30, 2019, to approve the transactions contemplated in this Agreement.

5. COMPLETION

5.1 Upon compliance with or fulfilment (or waiver) of all the conditions set out in Clause 4.2, Completion shall take place on the date falling on the tenth (10th) Business Day after the fulfillment (or waiver) of the conditions set out in Clause 4.2 (or such later date as the Vendor and the Purchaser may agree) at the head office and principal place of business of the Purchaser in Hong Kong (or such other place as the Vendor and the Purchaser may agree), when all the acts and requirements set out in this Clause 5, shall be complied with.

5.2 On Completion, the Vendor shall deliver or procure the delivery of the following documents to the Purchaser and deliver or procure the delivery of copies of the following documents to the Purchaser for inspection:

(1) instrument of transfer and the sold notes in respect of the transfer of the Sale Shares duly executed by the Vendor in favour of the Purchaser or its nominee(s) and procure the stamping of the same;

(2) original share certificate in respect of the Sale Shares;

(3) all the statutory books, books of account, financial records of the Company (which shall be written up to but not including the Completion Date), and other records, certificate of incorporation, current business registration certificates, memorandum of association, articles of association, chops and seals of the Company;

(4) all books, records, ledger and documents of and relating to the Company, including but not limited to, contracts and policies of insurance, cheque books and the current bank statements up to the Completion Date of all relevant accounts;

(5) all correspondence and other documents belonging to the Company in the possession of the Vendor;

(6) copies of all tax returns and assessments of the Company (receipted where the due dates for payment fell on or before Completion) in the possession of the Vendor;

(7) the Tax Indemnity duly executed under seal by the Vendor and the Company;

(8) such other document as may be required to give a good and effective transfer of the title to the Sale Shares to the Purchaser and/or its nominee(s);

(9) a certified true copy of the minutes of the board meeting of the Company

as stated in Clause 5.3;

(10) the certified true copy of the licenses/certificates issued by the SFC for carrying out Type 1 (dealing in securities), Type 2 (dealing in futures contracts) and Type 9 (asset management) regulated activities under the SFO of the Company; and

(11) evidence satisfactory to the Purchaser to prove that the conditions set out in Clause 4.2 have been fulfilled.

5.3 On Completion, the Vendor shall cause a board meeting of the Company to be held at which the directors of the Company shall (inter alia):

(1) approve the transfer of the Sale Shares to the Purchaser or its nominee(s) (subject to the production of duly stamped instrument of transfer where applicable) and the issue of the relative share certificate to the Purchaser or its nominee(s);

(2) revoke all existing mandates for the operation of all bank accounts of the Company and issue new mandates giving authority to persons nominated by the Purchaser or its nominee(s);

(3) appoint such persons as the Purchaser or its nominee(s) may nominate to be validly appointed as directors, the company secretary and such officers of the Company such appointment taking immediate effect on Completion or if approval is required from the SFC, the earliest time permitted by the SFC and upon such appointment forthwith cause all the current directors [(other than those appointed by the Purchaser prior to Completion in accordance with Clause 6.6)], the company secretary and such officers of the Company nominated by the Vendor to resign from their respective offices without any claim against the Company for loss of offices or for any other nature; and

(4) approve the signing of the Tax Indemnity and the authorization of execution of the same under seal for and on behalf of the Company.

5.4 Against compliance and fulfillment of all acts and requirements set out in Clauses 5.2 and 5.3, the Purchaser shall deliver or procure the delivery to the Vendor:

(1) instrument of transfer and the bought note in respect of the Sale Shares duly executed by the Purchaser or its nominee(s);

(2) a certified true copy of the minutes of the board meeting of the Purchaser approving the terms of, and approving the execution of, this Agreement, the Tax Indemnity and other documents in relation thereto; and

(3) the Tax Indemnity duly executed under seal by the Purchaser or its nominee(s).

W

5.5 In the event that the Vendor shall fail to do anything required to be done by it under Clause 5.2 and 5.3, without prejudice to any other right or remedy available to the Purchaser, the Purchaser may:

(1) defer Completion to a day not more than 28 days after the date fixed for Completion or upon mutual consent by the Vendor and the Purchaser, a further 14 days after the 28 days deferral as referred hereto; or

(2) proceed to Completion so far as practicable but without prejudice to the Purchaser's right to the extent that the Vendor shall not have complied with its obligations hereunder; or

(3) rescind this Agreement (in which case the provisions of Clause 9.1 shall apply).

5.6 Without prejudice to any other right or remedy available to the Purchaser, the Purchaser shall be entitled to rescind this Agreement by notice in writing to the Vendor (in which case the provisions of Clause 9.1 shall apply) if prior to the Completion it appears that any of the Warranties is not or was not true and accurate in all respects or if any act or event occurs which, had it occurred on or before the date of this Agreement, would have constituted a breach of any of the Warranties or if there is any non-fulfilment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion.

6. PRE-COMPLETION UNDERTAKINGS OF BOTH PARTIES

6.1 The Vendor hereby undertakes with the Purchaser that, except as required by this Agreement or in the ordinary and usual course of business of the Company, no resolution of the directors or members of the Company shall be passed prior to Completion without the prior written consent of the Purchaser.

6.2 The Vendor hereby undertakes with the Purchaser that until Completion the Company shall carry on its business in a manner consistent with its existing practices and shall:

(1) procure that the Company shall not without first obtaining the prior written consent of the Purchaser enter into any contract or commitment of an unusual or onerous nature or other than in the normal and ordinary course of business; and

(2) keep the Purchaser reasonably informed of all significant matters relating to the Company, its business, assets and prospects.

6.3 The Vendor hereby undertakes with the Purchaser that prior to Completion, the Company will maintain at all times paid-up share capital and liquid capital not less than the specified amounts required by the SFO and in compliance with the Securities and Futures (Financial Resources) Rules (Chapter 571N of the laws of Hong Kong).

6.4 Without prejudice to Clauses 6.1, 6.2 and 6.3, the Vendor undertakes that it shall pending Completion take all steps necessary to ensure that except as required by this Agreement, the Company shall not carry out any of the following actions and no resolution of the board of directors of the Company or of its general meeting shall be passed to carry out the same unless the written consent of the Purchaser is obtained:

(1) the creation or issue of any shares in the Company or the grant of any options over any Shares or the uncalled capital of the Company or the issue of any warrant, debentures, securities or other obligations convertible into Shares or enter into any agreement to do any of the same;

(2) the capitalization, repayment or other form of distribution of any amount standing to the credit of any reserve of the Company on the redemption or purchase of any Shares or any other reorganization of share capital;

(3) the winding-up or liquidation of the Company;

(4) the alteration of the rights attaching to any of the Sale Shares;

(5) the alteration of the memorandum and articles of association of the Company and the passing of any resolutions inconsistent with the provision of this Agreement;

(6) the acquisition or disposal of any lease or any other interests in real property owned or occupied by the Company or the creation of any mortgage or other encumbrance over such property;

(7) the acquisition or disposal of any property or other asset by the Company;

(8) the acquisition or formation by the Company or the acquisition of any share in any other company or the participation by the Company in any partnership or joint venture;

(9) the sale or disposal of the whole or a substantial part of the undertaking of the Company or any equity interest therein;

(10) the entering into of any material contract other than in the normal and ordinary course of business by the Company;

(11) the lending of any moneys, the granting of any credit or the giving of any guarantee or indemnity;

(12) the amalgamation or merger of the Company with any other company or concern;

(13) the alteration of the composition of any board of directors of the Company;

(14) doing, allowing or procuring any act or omission on or before Completion which will constitute a breach of any of the Warranties;

(15) doing anything which is likely to materially jeopardize or diminish the value of any tangible assets of the Company; or

(16) creation of any Encumbrance over the Sale Shares.

6.5 The Vendor undertakes to provide to the Purchaser all necessary assistance in connection with the application for approval from the SFC in relation to the change of substantial shareholder of the Company and, in particular, shall procure that all information and documents required are duly given promptly to the Purchaser, the SFC and/or other relevant regulatory authorities.

6.6 [Upon signing of this Agreement and up to Completion, the Purchaser shall be entitled to nominate one (1) director to the board of directors of the Company to oversee management and operation of the Company prior to Completion, and may subsequently appoint or remove its nominated director by giving written notice to the Vendor and the Company. The Vendor shall procure the Company to promptly effect such appointment or removal in accordance with this Agreement.]

6.7 Without prejudice to any other right or remedy available to the Purchaser, the Purchaser shall be entitled to rescind this Agreement by notice in writing to the Vendor (in which case the provisions of Clause 9.1 shall apply) if prior to the Completion any of the undertakings of the Purchaser under this Clause 6 has been breach or not complied with.

6.8 Upon execution of this Agreement, the Purchaser shall be entitled to take all necessary actions to take over the management as well as the operation of the Company. The Purchaser shall bear the operational cost of the Company and obtain any and all profit from the operation of the Company from the date when the Company is and remains under the de facto management of the Purchaser.

7. <u>REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS</u>

7.1 In consideration of the Purchaser entering into this Agreement, the Vendor represents, warrants and undertakes to the Purchaser (to the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) that:

(1) each of the Warranties is true and accurate in all material respects at the date of this Agreement and will continue to be true and accurate in all material respects up to and including Completion;

(2) there is and at Completion will be no Encumbrance on, over or affecting the Sale Shares and there is and at Completion will be no agreement or arrangement to give or create any such Encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing; and

(3) the Vendor will be entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser or its nominee(s) on the terms of this Agreement without the consent of any third party at Completion.

7.2 The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance upon the representations in the terms of the Warranties made by the Vendor with the intention of inducing the Purchaser to enter into this Agreement and that accordingly the Purchaser has been induced to enter into this Agreement.

7.3 Each of the Warranties shall be construed as a separate and independent warranty and (save where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of this Agreement or any of the Warranties. The Purchaser shall be entitled to treat each Warranty as a condition of this Agreement.

7.4 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion.

7.5 The rights conferred upon the Purchaser by the provisions of this Clause 7 are additional to and do not prejudice any other rights the Purchaser may have, and failure to exercise any of the rights herein conferred shall not constitute a waiver of any such rights.

7.6 In the event that any party shall fail to perform any of its obligations under this Agreement or breaches this Agreement in any respect then without prejudice to all and any other rights and remedies available at any time to the other party (including but not limited to the right to damages for any loss suffered), the other party shall be entitled by notice either to require the defaulting party to perform such obligation or, insofar as the same is practicable, remedy such breach.

7.7 The Warranties shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the time of Completion with reference to the facts then existing (except that references to any fact, matter or thing existing, occurring or having occurred at or before the date of this Agreement shall be construed as references to the time at or before Completion).

7.8 The Vendor hereby agrees to fully indemnify and keeps the Purchaser and their successors and their assigns fully indemnified on demand from and against any depletion of assets, all losses, costs and expenses (including legal expenses) which the Purchaser and their successors and their assigns may incur or sustain from or in consequence of any of the Warranties not being correct or fully complied with. This indemnity shall be without prejudice to any of the rights and remedies of the Purchaser and their successors and their assigns in relation to any such breach of Warranties and all such rights and remedies are hereby expressly reserved.

7.9 If it shall be found at any time after Completion that any of the Warranties is not

true, correct and accurate or is not as represented, warranted or undertaken and:

(a) the effect thereof is that the value of some assets of the Company including, without limitation, the value of any asset stated in the Management Accounts less than its value would have been had there been no such breach or the matter warranted were as warranted; or

(b) the Company has incurred or is under any liability or contingent liability which would not have been incurred if such matter were as represented or warranted or the relevant undertaking were performed; or

(c) the effect thereof is that the amount of a liability of the Company is higher than its amount would have been had there been no such breach or the matter warranted were as warranted,

then, without prejudice to any other provisions of this Agreement, the Vendor shall indemnify the Purchaser on demand on a full indemnity basis, and holds them harmless from and against all liabilities, damages, costs, claims, reduction in net assets or increase in net consolidated liabilities and all reasonable expenses which the Purchaser may sustain, suffer, or incur as a result of any of the foregoing and the Vendor shall pay to the Purchaser on demand the full amount of any such loss as aforesaid in immediately available funds.

8. [RESERVED]

9. RESCISSION AND TERMINATION

9.1 If the Purchaser rescinds this Agreement under Clause [4.4, 5.5, 5.6 or 6.7], the Vendor shall:

(1) forthwith return the Deposit to the Purchaser; and

(2) fully indemnify the Purchaser and keep the Purchaser fully indemnified in respect of all fees, costs and expenses (including legal fees) incurred by the Purchaser in connection with the negotiation, preparation, execution and rescission of this Agreement,

and this Agreement shall cease and determine (save and except Clauses [11, 12, 13, 17, 20 and 21] which shall continue to have full force and effect) and thereafter neither party shall have any obligations and liabilities towards each other hereunder save for any antecedent breaches of the terms hereof.

9.2 The Purchaser's rights under Clause 9.1 are in addition to and without prejudice to all other rights and remedies available to it and any partial exercise of or failure to exercise such rights shall not constitute a waiver of such rights or of any other rights whether conferred under this Agreement or otherwise.

9.3 Unless provided to the contrary under this Agreement, in case the Purchaser terminates this Agreement any time by the date of October 31, 2019 due to the refusal of SFC to approve the transactions contemplated in this Agreement for

reasons not attributable to the Vendor, the Purchaser shall forfeit the Deposit and bear the operational cost of the Company till the date of termination of this Agreement. In case the Purchaser terminates this Agreement any time during the period from November 1, 2019 to July 31, 2020 due to the refusal of SFC to approve the transactions contemplated in this Agreement for reasons not attributable to the Vendor, the Purchaser shall forfeit the Deposit and 20% of the Premium and bear the operational cost of the Company till the date of termination of this Agreement.

9.4 For clarification purpose, from the date of August 1, 2020 the Purchaser shall not terminate this Agreement, unless (1) the Company or any employee of the Company violates any applicable laws and regulations; (2) SFC refuses to approve the transactions contemplated in this Agreement; or (3) due to any other reason permitted under the applicable laws and regulations.

10. FURTHER ASSURANCE

Upon and after Completion, each of the parties hereto shall do and execute or procure to be done and executed all other necessary acts, deeds, documents and things within its power to give effect to this Agreement.

11. COSTS

11.1 Each party to this Agreement shall pay its own costs in relation to the negotiations leading up to the purchase of the Sale Shares and the preparation, execution and carrying into effect of this Agreement.

11.2 Stamp duty and all other fees and expenses payable to the Government of Hong Kong (if any) in respect of the transfer of the Sale Shares shall be fully and solely borne by the Vendor.

12. RESTRICTION ON ANNOUNCEMENTS

12.1 Each of the parties undertakes to the others that it/he/she will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange and/or regulatory body, or to its officers or employees whose province is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its reasonable endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

12.2 No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties or unless an announcement is required pursuant to the applicable law and the regulations or the requirements of the Stock Exchange, the SFC or any other regulatory body or authority. Any announcement regarding the transaction contemplated under this Agreement by any party required to be made pursuant

to any relevant law or regulation or the requirements of the Stock Exchange, the SFC or any other regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

13. INVALIDITY

If at any time any one or more of the provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement in that jurisdiction nor the legality, validity or enforceability of such provision under the laws of any other jurisdictions shall in any way be affected or impaired thereby.

14. AMENDMENTS

This Agreement shall not be amended, supplemented or modified except by instruments in writing signed by all parties hereto.

15. ASSIGNMENT

This Agreement shall be binding upon and enure to the benefit of each party's successors and permitted assigns but, except as expressly provided herein, no party shall assign or transfer all or any of its rights or obligations hereunder without the prior written consent of the other party.

16. COUNTERPARTS

This Agreement may be executed in counterparts with the same force and effect as if executed on a single document each of which shall be an original and all such counterparts shall together constitute one and the same instrument. A party may execute this Agreement and the documents referred to herein on a facsimile copy counterpart and deliver its signature and seal by facsimile.

17. NO WAIVER

No failure or delay by either party hereto in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by either party hereto of any breach by the other party of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies of the parties herein provided are cumulative and not exclusive of any rights and remedies provided by law.

18. AMENDMENT

No provision of this Agreement may be amended or modified otherwise than by the express written agreement of the parties hereto.

19. NOTICES

19.1 Any notice required to be given under this Agreement shall be sufficiently given if delivered personally or forwarded by registered post or sent by facsimile transmission to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days prior written notice specified to the other party):

To the Vendor

Address	:	[*]
Facsimile	:	[*]
Email address	:	[*]
Attention	:	[*]

To the Purchaser

Address	:	[*]
Facsimile	:	[*]
Email address	:	[*]
Attention	:	[*]

19.2 Any notice delivered personally shall be deemed to have been served at the time of delivery. Any notice sent by pre-paid registered post shall be deemed to have been served 48 hours after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted by prepaid registered letter post and notices sent by facsimile transmission shall deemed to have been served upon transmission.

20. THIRD PARTY RIGHTS

Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any provisions of this Agreement

21. GOVERNING LAW AND JURISDICTION

21.1 This Agreement shall be governed by and construed in accordance with the laws for the time being in force in Hong Kong.

21.2 Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("**HKIAC**") under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in Chinese.

AS WITNESS the parties hereto have caused this Agreement to be executed the day and year first above written.

SCHEDULE 1

DETAILS OF THE COMPANY

Name	:	Granville Financial Services Company Limited 均富金融服務有限公司
Place of Incorporation	:	Hong Kong
Company number	:	2458550
Date of Incorporation	:	1 December 2016
Issued Share Capital	:	HK$13,000,000
No. of issued Shares	:	13,000,000 Shares
Registered Office	:	Room C, 11 Floor, Office Plus@Mong Kok, 998 Canton Road, Mong Kok, Kowloon, Hong Kong
Shareholder	:	Vendor (holding 13,000,000 Shares)
Director	:	LO Wai Kong Barry CHEUNG Hon Fai Bosco
Responsible officers	:	LO Wai Kong Barry CHEUNG Hon Fai Bosco
Company secretary	:	Top Team Secretary Limited
Regulated activities carried on by the company under the SFO	:	Type 1 (dealing in securities) Type 2 (dealing in futures contracts) Type 9 (asset management)

SCHEDULE 2

THE WARRANTIES

1. Sale Shares

1.1 The Sale Shares were duly allotted and issued and rank pari passu in all respects inter se and with all other shares in the issued share capital of the Company.

1.2 At Completion, the Vendor will be the sole legal and beneficial owner of the Sale Shares, and the Sale Shares are free from all Encumbrances and will be sold and transferred to the Purchaser or its nominee(s) free from all Encumbrances together with all rights and entitlements now and hereafter attaching thereto and the Sale Shares are freely transferable to the Purchaser or its nominee(s) without the consent, approval, permission, license or concurrence of any third party.

1.3 The Sale Shares represent the entire issued share capital in the Company.

2. Shares

2.1 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security, encumbrance or third party rights on, over or affecting any part of the unissued share capital or loan capital of the Company or over any part of the issued or unissued share capital or loan capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

2.2 There is no agreement or commitment outstanding which calls for the allotment of or issue or accords to any person the right to call for the allotment or issue of any shares in or securities or debentures of the Company.

3. Information of the Company

3.1 The information in respect of the Company as set out in Schedule 1 is up-to-date, true and accurate in all material respects.

3.2 The Company has been duly incorporated under the laws of Hong Kong and is validly existing and in good standing and has full power, authority and legal right to own its assets and carry on its business.

3.3 The respective copies of the certificate of incorporation and the articles of association of the Company which have been supplied to the Purchaser are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached. The Company has complied with its articles of association in all material respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

concerning the Company and all issues of shares, debentures or other securities thereof.

4.7 The register of members of the Company is correct and the Company has not received any claim, application or request for rectification of its register of members and, so far as the Vendor is aware, no circumstances which might lead to any such claim, application or request for rectification of such register to be made have arisen or occurred.

4.8 The Company and its director(s) (in his/her/their capacity as such) have complied with all relevant and applicable legislation and obtained and complied with all necessary licenses and consents to carry on business whether in the country, territory or state in which it is incorporated or elsewhere, including applicable legislation relating to companies and securities, real property, Taxation and prevention of corruption and have complied with all applicable legal requirements in relation to any transactions to which it is or has been a party prior to Completion.

4.9 The minute books of director(s)' meetings and of shareholder(s)' meetings respectively contain properly written-up records of all resolutions passed by the directors and the shareholder(s) respectively of the Company and no resolutions have been passed by either the director(s) or the shareholder(s) of the Company which are not recorded in the relevant minute books.

4.10 All charges in favour of the Company (if any) have (if appropriate) been registered in accordance with the provisions of the applicable legislation and regulations and at the relevant registries or authorities.

4.11 All of the documents necessary to prove the ownership of material assets of the Company, and an executed copy of all agreements which are material to the Company and to which the Company is a party, and the original copies of documents which are material to the Company and which are owned by, or which ought to be in the possession of the Company are in its possession, custody or control.

4.12 No governmental or official investigation or inquiry on the Company is in progress or threatened and, to the best knowledge of the Vendor(s) having made all reasonable enquiries, there are no circumstances which are likely to give rise to any such investigation or inquiry.

4.13 The Company is not the holder or beneficial owner of and has not agreed to acquire, any class of shares or other capital of any other company or corporation.

4.14 The Company is not and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association.

4.15 The Company does not have any subsidiary or any investment in any other company.

4.16 The net asset value as at the Completion Date shall not be less than HK$[TBD].

5. Accounts

5.1 The Audited Accounts have been prepared in accordance with the requirements of all relevant statutes and generally accepted accounting principles applied in Hong Kong and on a consistent basis and give a true and fair view of the state of affairs of the Company for the three years ended the Accounts Date and of its combined profits for the period ended on that date, and make proper provision for all actual liabilities, bad and doubtful debts, taxation (in all applicable jurisdictions) and proper provision for or a note of (in accordance with all applicable Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants from time to time) all contingent, unqualified or disputed liabilities and all capital commitments and have consistently applied the bases and policies of accounting in the audited balance sheet and profit and loss account for the three financial years ended on the Accounts Date and, except where specified, are not affected by any extraordinary exceptional, or non-recurring item.

5.2 The Management Accounts:

(A) were prepared on a recognized and consistent basis in accordance with applicable recognized accounting standards commonly adopted by companies carrying on businesses similar to that carried on by the Company;

(B) comply with all the requirements of all applicable laws, regulations and statutes of Hong Kong;

(C) have been prepared in accordance with Hong Kong Financial Reporting Standards (the "**Reporting Standards**") and comply with all relevant Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants for the time being in force applicable to a Hong Kong company;

(D) correctly include all the assets of the Company as at the Management Accounts Date and the rate of depreciation adopted therein is sufficient for each of the fixed assets of the Company to be written down to nil by the end of its useful life;

(E) make full provision or reserve or note in accordance with the Reporting Standards for all liabilities and capital commitments of the Company outstanding at the date to which they relate, including contingent, unqualified, deferred or disputed liabilities present; and

(F) give a true and fair view of the state of affairs and financial position of the Company at the Management Accounts Date and of the Company's results for the financial period ended on that date and no event has occurred that has resulted in the results of the Company in respect of the period covered by the Management Accounts being abnormally high or low;

(G) are not adversely affected by an unusual, exceptional, extraordinary or non-recurring items which are not disclosed in the Management Accounts; and

(H) make provision or reserve, in accordance with the principles set out in the notes respectively included in them, for all taxation liable to be assessed on the Company, or for which the Company may be accountable, in respect of the period ended on the Management Accounts Date as regards the Management Accounts and such provision will be sufficient to cover all Taxation assessed or liable to be assessed on the Company or for which the Company, is, may be or may become accountable in respect of profits, income earnings, receipts, transfers, events and transactions up to and including the last day to which they relate.

5.3 The accounting and other books and records of the Company are in its possession or control, have been properly written up and accurately present and reflect in accordance with generally accepted accounting principles and standards all the transactions entered into by the Company or to which the Company has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in any of the said books and records, and that at the date hereof they give and reflect a true and fair view of the financial, trading and contractual position of the Company and of its fixed and current and contingent assets and liabilities and debtors and creditors.

5.4 The Management Accounts give a consistent and fairly reflect the state of affairs of the Company as at the Management Accounts Date and of the results and financial position of the Company for the financial period ended on the Management Accounts Date and no event has occurred that has resulted in the results of the Company in respect of the period covered by the Management Accounts being abnormally high or low.

5.5 Since its incorporation:

(A) the Company has not entered into any material contracts or commitments binding on it (other than contracts entered into in the ordinary course of its business) and there has not been any acquisition or disposal by the Company of material fixed or capital assets or any agreement to effect the same;

(B) there has not been any creation of liabilities by the Company of a material nature (other than on normal commercial terms in the ordinary and proper course of its business);

(C) no event has occurred as regards the Company which would entitle any third party to terminate any material contract or any material benefit enjoyed by the Company or call in any material amount of money before the normal due date therefor or indebtedness;

(D) the Company has not created any mortgage or charge on the whole or any part of its assets;

(E) the Company has not borrowed except from bankers in the ordinary course of its day to day trading operation or increased any secured liability;

(F) the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by the Company; and

(G) there has been no material adverse change in the financial or trading position of the Company.

5.6 No part of the amounts included in the Management Accounts or subsequently recorded in the books of the Company, as owing by any debtors, has been released on terms that any debtor pays less than the full book value of the its debt, or has been written off, or has been proven to any extent to be irrecoverable, or is now regarded by the Company (as the case may be) as irrevocable in whole or in part.

5.7 All debts due to the Company included in the Management Accounts (being debts in excess of bad or doubtful debts for which provision has been made in the Management Accounts) have either prior to the date hereof been realized or will within six months from the Completion Date be realized in their full amount in cash.

5.8 No transaction of any material importance to which the Company is a party has taken place which if it had taken place would have required to be Disclosed in writing to the Purchaser or reflected in the Management Accounts.

5.9 Since the Management Accounts Date, no dividend has been or will be declared or paid, and no distributions of capital has been or will be made in respect of any asset and/or share capital of the Company.

5.10 There has been no Material Adverse Change since the Management Accounts Date.

5.11 The Company has no present intention to discontinue or write down investments in any other businesses nor is any such write down, in the reasonable opinion of the directors of the Company, is required.

5.12 No dividends nor any other distributions declared to shareholders of the Company remains (if any) unpaid as at the date hereof.

6. <u>Financial Matters</u>

6.1 Since the Management Accounts Date, there has not been:

(A) any damage, destruction, or loss, whether covered by insurance or not, materially adversely affecting the properties, assets or business of the Company (taken as a whole);

(B) save as contemplated under this Agreement, any sale or transfer by the Company of any material tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and statutory rights of customers in inventory and other assets;

(C) save as contemplated under this Agreement, any material transaction not in the ordinary course of business of the Company;

(D) the lapse of any patent, utility models, design, trademark, trade name, service mark, copyright, or license or any application with respect to the foregoing by the Company which is material in the context of the business of the Company as a whole;

(E) the making of any material loan, advance, indemnity or guarantee by the Company to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

(F) an agreement to do any of the foregoing.

6.2 The accounting books and records of the Company have been maintained in accordance with the applicable accounting principles adopted in the jurisdictions where the Company's business is conducted and comply with the relevant statutory provisions of such jurisdictions and have been properly written up and properly reflect all the transactions to which that the Company has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in the said books and records.

6.3 The Company does not have any material obligations or liabilities other than those which have arisen in the ordinary course of its business or by operation of law or disclosed in the Audited Accounts and the Management Accounts.

6.4 The Company has not as at the date hereof and will not, as at Completion, have any of the following items outstanding:

(A) any borrowing or indebtedness in the nature of borrowing or other credit facility;

(B) any mortgage, charge or debenture or any obligation (including a conditional obligation) to create a mortgage, charge or debenture; nor

(C) any liabilities outstanding under any guarantee or other contingent obligation.

6.5 As at the Completion Date, the Company has sufficient working capital for its existing business and operation for not less than 12 months after Company and the Company has sufficient financial resources to meet the funding requirements for the operation of the Company from the date of this Agreement to the Completion Date.

7. Assets

7.1 The Company has no fixed assets. The assets used in connection with the business of the Company which are material in the context of the business of the Company as a whole are held by the Company free from all Encumbrances. The Company is the sole legal and beneficial ownership of such assets.

7.2 All assets owned or used by the Company are in reasonable repair, condition and working order in all material respects.

7.3 The assets included in the Management Accounts or acquired since the Management Accounts Date and all assets used or owned by or in the possession of the Company:

(A) are legally and beneficially owned by the Company free from all Encumbrance;

(B) are in the possession or under the control of the Company; and

(C) are not subject to any hire purchase, leasing arrangements or other arrangements of a similar nature.

8. Insurance

8.1 The Company has effected all insurances required by law to be effected by it over its business and assets for a substantial part of its value and covering third party liability of the Company having taken into account the nature of the business of the Company and the place in which it carries on business as a whole.

8.2 All premiums due on the said policies have been paid, all the conditions of the said policies have been performed and observed in all material respects in the place in which the Company carries on business, and nothing has been done or has been omitted to be done whereby any of the said policies has or may become void or voidable.

8.3 To the best knowledge of the Vendor having made all reasonable enquiries, no material claim is outstanding either by the insurer or the insured under any of the said policies and no material claim against the Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by the Company.

8.4 The Vendor is not aware of any circumstances which would or might entitle the Company to make a claim under any of the said policies or which would or might be required under any of the said policies to be notified to the insurers.

9. Taxation

Save as disclosed in the Audited Accounts and the Management Accounts:

9.1 The Audited Accounts and the Management Accounts contain full provision for all Taxation including deferred or provisional taxation liable to be assessed on the Company for the accounting period ended on the last day of the period to which such Management Accounts relate or for any subsequent period (on the basis of the tax statutes, regulations, circulars and rulings in force at the last day of the period to which such Management Accounts relate) in respect of any transaction, event or omission occurring or any income or profits or gains earned, accrued or received by the Company on or prior to the last day of the period to which such Management Accounts relate or for which the Company is accountable up to such date and all contingent liabilities for Taxation have been provided for or disclosed in the Management Accounts.

9.2 Since the last day of the period to which such Management Accounts relate no further material liability or contingent liability for Taxation has arisen otherwise than as a result of trading activities of the Company in the ordinary course of its business.

9.3 All returns made by the Company for Taxation purposes were when made and remain correct and on a proper basis and all other information supplied to the relevant fiscal authorities for such purpose was when supplied and remains correct and on a proper basis and such returns include all returns and information which the Company ought to have made or given and are not subject to any dispute with the relevant fiscal authorities in Hong Kong or other relevant jurisdiction at the date hereof and there is no fact or matter which might result in any such dispute or any liability for Taxation (present or future) not provided for in its Management Accounts.

9.4 The Company has paid all Taxation that is required to be paid to the relevant fiscal authorities in Hong Kong or other relevant jurisdiction on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Company has made all deductions and withholding in respect or on account of Taxation which it is required or entitled by any relevant legislation to make from any payments made by it including, but not limited to interest, annuities or other annual payment, royalties, rent, remuneration payable to employees or sub-contractors or payment to a non-resident and where appropriate the Company has accounted in full to the relevant fiscal authority for any Taxation so deducted or withheld.

9.5 All remuneration, compensation payments, payments on retirement or removal from an office or employment and other sums paid or payable to employees or officers or former employees or officers of the Company and all interest, annuities, royalties, rent and other annual payments paid or payable by the Company (whether before or after the date hereof) pursuant to any obligation in existence at the date hereof are and will (on the basis of the taxation legislation in force at the date hereof) be deductible for profits tax purposes either in computing the profits of the Company or as a charge on the income of the Company.

10. Business

10.1 Since the Management Accounts Date:

(A) the business of the Company has been continued in the ordinary and normal course;

(B) the Company has been paying its creditors in respect of all of its debts which have become due and payable in its ordinary course of business and in accordance with the normal industry practice generally accepted in the markets in which the Company carries on its business;

(C) the Company has not entered into, or agreed to enter into, any material capital commitments other than in the ordinary course of business as previously carried on;

(D) there has been no material adverse change in the financial or trading positions or prospects of or any member of the Company and each member of the Company has entered into transactions and incurred liabilities only in the ordinary course of business;

(E) no resolution of the Company in general meeting has been passed other than resolutions relating to the business of an annual general meeting which was not special business;

(F) the Company has not declared, paid or made any dividend or other distribution up to the date of this Agreement;

(G) the financial year end of the Company has continued to be and has not changed;

(H) no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(I) the business of the Company has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by the Company;

(J) save as contemplated under this Agreement, no asset of the Company has been acquired or disposed of, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by any member of the Company, and no contract involving expenditure by it on capital account has been entered into by the Company, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(K) there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances

where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

(L) no event has occurred which gives rise to a tax liability of the Company or deemed (as opposed to actual) income, profits or gains or which results in the relevant company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(M) no remuneration (including bonuses) or benefit payable to any officer or employee of the Company has been increased nor has the Company undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect; and

(N) such of the book debts shown in the Management Accounts and all other book debts arising since such time which have been realized since the Management Accounts Date have been realized at amounts not less than those shown in the Management Accounts or, in the case of subsequently arising book debts, their face amount, and no indication has been received that any debt now owing to any of the companies is bad or doubtful.

11. Employment Arrangements

11.1 The following are responsible officers of the Company and their respective central entity numbers (**"CE No."**) and set out as follows:

Name of Responsible Officers	CE No.
LO Wai Kong Barry	ABC563
CHEUNG Hon Fai Bosco	AAD782

Each of the responsible officers has entered into an employment contract with the Company. The form of existing employment contract entered into between the responsible officer(s) and the Company is set out in Annex B.

11.2 The Company is not under any obligation and liability to pay any party (including its director and secretary) any remuneration, damages or other payments for services rendered to the Company or by virtue of the office they held in the Company

11.3 There is no claim by any person or his estate or dependents who is or had been an employee, director or other officer of the Company whether for any damages, compensation (whether under the Employees' Compensation Ordinance, or otherwise) or other payments and there are no circumstances likely to give rise to such claim.

11.4 The Company and its employees are not involved in any industrial dispute, and there are no facts known, or which would on reasonable enquiry be known to the Company which might suggest that there may be any industrial dispute involving the Company.

11.5 There is no employment arrangement made by the Company. All contracts of service (if any) to which the Company is a party can be terminated by it without payment of compensation (save as provided by the applicable laws and regulations) by not more than three months' notice or less without compensation.

11.6 The Company is not a party to any provident fund other than pursuant to such agreement, arrangement, fund or scheme whereby it is required by law to be a party.

11.7 The Company is not under any legal liability or obligation or a party to any agreement, arrangement, scheme, fund, ex-gratia arrangement or promise to pay pensions, gratuities, retirement annuities, benefits, periodical sums, or any other payment or compensation (whether or not legally enforceable) in connection with retirement, death or disability to or for any of its past or present officers or employees or their relatives or dependants; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to or binding on the Company or to which the Company contributes.

11.8 The Company is not under any obligation (whether actual or contingent) to any former employee whether for breach of any contract of service, for compensation for wrongful dismissal or for unfair dismissal or for payment of any salaries, wages, pensions, gratuities, severance pay, long service payment, bonuses or otherwise howsoever or whatsoever and no tax, levy, contribution or payment in respect of any former employee whether to any governmental authority, pension fund, scheme or trust or otherwise howsoever or whatsoever is outstanding or disputed.

11.9 The Company has not given any guarantee or assumed any obligations in relation to the employees or any other person.

11.10 The Company has not executed any deed of indemnity, nor has given or agreed to give any indemnity in favour of any director or employee of the Company.

12. <u>Properties</u>

12.1 The Company does not own any real property in Hong Kong or any part of the world since the date of incorporation.

13. <u>Litigation and contingent liabilities</u>

13.1 The Company is not and has not been a party to any litigation, arbitration, prosecutions or other legal or contractual proceedings or hearings before any statutory, regulatory or governmental body, department, board of agency or to any material disputes or to or the subject of any investigation by any authority in the place where the business of the Company is conducted.

13.2 No litigation, arbitration, prosecution or other legal or contractual proceedings or investigations are threatened or pending either by or against the Company and there are no facts or circumstances, so far as the Vendor is aware, which might give rise to any such proceeding, investigation, hearing or to any dispute or to any payment.

13.3 There are no unfulfilled or unsatisfied judgment or court orders against the Company.

13.4 The Company does not have any contingent liabilities.

14. Contracts and Commitments

14.1 Since the Management Accounts Date, the Company has carried on its business in the ordinary course and, save as mentioned in or as contemplated by this Agreement, the Company has not entered into any transaction or incurred any material liabilities except in the ordinary course of its day-to-day business and on an arm's length basis for full value.

14.2 There is no now outstanding nor, will there be outstanding at Completion with respect to the Company:

(A) any agreement (whether by way of guarantee, indemnity, warranty, representation or otherwise) under which the Company is under any actual or contingent material liability in respect of the obligations of any person other than the Company;

(B) any contract to which the Company is a party which is of a long-term (i.e. more than one year) and non-trading nature or contains any unusual or unduly onerous provision disclosure of which could reasonably be expected to influence the decision of the Purchaser in purchasing any or all of the Sale Shares;

(C) any sale or purchase option or similar agreement affecting any assets owned or used by the Company except those entered in the ordinary course of day to day trading operations;

(D) any material agreement entered into by the Company otherwise than by way of bargain at arm's length; and

(E) any management agreements, joint venture agreements, agency agreements, processing agreements, construction agreements or any form of agreement whatsoever which entitles any person to bind the Company contractually, to settle, negotiate or compromise any accounts or claims or to collect, receive or share in any balances or sums payable to the Company save in the ordinary course of business.

14.3 The Company has not received any formal or informal notice to repay under any agreement relating to any borrowing (or indebtedness in the nature of borrowing) which is repayable on demand.

14.4 The Company is not under any obligation, or party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort and which is material in the context of the Company's business as a whole.

14.5 No party to any contractually binding agreement or arrangement with or under an obligation to the Company is in default under it, being a default which would be

Vendor is aware, there are no circumstances likely to give rise to such a default.

14.6 The Company is not in default under any agreement or obligation to which it is party or in respect of any other obligations or restrictions binding upon it.

14.7 In respect of the Company, there are no outstanding contracts, engagements or liabilities, whether quantified or disputed, save for (i) as shown in the Management Accounts or (ii) entered into in the ordinary course of the Company's day to day business operations.

14.8 With respect to the Company there are no:

(A) contractual arrangements between the Company and any party (including but not limited to financiers of the Company) which will or may be legally terminated as a result of the execution or completion of this Agreement; or

(B) liabilities for any statutory or governmental levy or charge other than for Taxation provision for which has been made in the Management Accounts; or

(C) powers of attorney or other authorities (express or implied) which are still outstanding or effective to or in favor of any person to enter into any contract or commitment or to do anything on its behalf, or

(D) agreements or arrangements entered into by it otherwise than by way of bargain at arm's length: or

(E) contracts which are unusual or of a long-term nature or involving or which may involve obligations on it of a nature or magnitude calling for special mention or which cannot be fulfilled or performed on time or without undue or unusual expenditure of money or effort; or

(F) contracts or arrangements between itself and the parties hereto or their associates other than contracts in the ordinary course of their day to day trading operations.

14.9 The execution and delivery by the Vendor of this Agreement does not, and the sale of the Sale Shares and the consummation of the transactions contemplated by this Agreement by the Vendor will not, require any approval by or in respect of, or filing of, or filing with, any governmental body, agency or official (whether at the national, provincial, municipal, local or any other level) on the part of the Vendor.

14.10 The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (including the sale of the Sale Shares will not contravene or constitute a default under or violation of (i) any provision of applicable law or regulations, (ii) the constitutional documents of the Company, or (iii) any agreement, judgement, injunction, order, decree or other instrument binding upon the Company.

15. <u>Intellectual Property Rights</u>

15.1 The Company does not own any Intellectual Property Rights.

15.2 Operation of the business of the Company is not dependent on any Intellectual Property Rights.

15.3 The Company has not granted and is not obliged to grant any licenses or assignments under or in respect of any Intellectual Property Rights or to disclose or provide know-how, trade secrets, technical assistance, confidential information or lists of customers or suppliers to any person; and no such disclosure has been made.

15.4 The carrying of the business of the Company in the ordinary and usual course as at present does not and will not infringe any intellectual property rights of any third party or give rise to any commission, royalty or like fee of a material amount or require any consent or license to be obtained which is material in the context of the Company's business.

15.5 All fees for the grant or renewal of the Intellectual Property Rights of or used in the Company's business and which rights are material to the Company have been paid on demand or will be paid in due course and no circumstances exist which might lead to the cancellation, forfeiture or modification of any such Intellectual Property Rights or to the termination of or any claim for damages under any license of Intellectual Property Rights to the Company.

16. Insolvency

16.1 No order has been made or petition presented or resolution passed for the winding up of the Company, nor has any distress, execution or other process been levied against the Company or action taken to repossess goods in the possession of the Company.

16.2 No steps have been taken for the appointment of an administrator or receiver of any part of the property or undertaking of the Company.

16.3 No floating charge created by the Company (if any) has crystallized and there are no circumstances likely to cause such a floating charge to crystallize.

16.4 The Company is not and has not been a party to any transaction which may be avoided in a winding up.

16.5 The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

17. Operation and licenses

17.1 The Company has conducted its business in accordance with all applicable laws and regulations of Hong Kong and any relevant jurisdictions and there is no order, decree or judgment of any court or any governmental agency of Hong Kong or of any foreign country or jurisdiction outstanding against the Company or which may have a material adverse effect upon the assets or business of the Company.

17.2 All necessary licenses, consents, permits and authorities (public and private) have been obtained by each member of the Company to enable it to carry on its business effectively in the places and in the manner in which such business is now carried on or is contemplated to be carried on and all such licenses, consents, permits and authorities are valid and subsisting and the Vendor know of no reason why any of them should be suspended, cancelled or revoked or should not be renewed or reissued upon or prior to their expiry.

17.3 The licenses issued by the SFC to the Company for carrying out Type 1 (dealing in securities), Type 2 (dealing in futures contracts) and Type 9 (asset management) regulated activities under the SFO are legally issued and validly subsisting.

17.4 The Company has not received any notice in relation to any investigation by any authority in the place where the business of the Company is conducted.

17.5 The Company or any of its officers, agents or employees (during the course of their duties in relation to the Company) have not committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in material contravention of any ordinance, order, regulation, enactment, statute or the like in Hong Kong or elsewhere which is punishable by a material fine or other material penalty.

17.6 The Company or any of its officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any ordinance, order, regulation, enactment, statute or the like in Hong Kong or elsewhere which is punishable by fine or other penalty.

17.7 All necessary licenses, permissions, approvals and consents required under all applicable laws for the businesses of the Company have been obtained by it and are in full force and effect, and the Vendor is not aware of any circumstances indicating that any of those licenses, permissions, approvals or consents is likely to be revoked or not renewed in the ordinary course.

17.8 The Company is the sole legal and beneficial owner and are in lawful possession of the licenses which are necessary or desirable for the condition of its business free from all Encumbrances and the terms and conditions as set out in such licences and such licenses are legal and valid and have been issued or granted by the competent regulatory authorities.

18. <u>Miscellaneous</u>

18.1 The information relating to the Vendor as set out in this Agreement (including the Recitals and the Schedules) are true, accurate and complete in all respects and not misleading in any respect.

18.2 All written information given to the Purchaser and its professional advisers by the professional advisers, officers and employees of members of the Company and the Vendor during the negotiations prior to this Agreement was when given and is at the date hereof true and accurate.

18.3 All information contained in this Agreement is true and accurate in all respects and there is no fact or matter which may render any such information or documents untrue, inaccurate or misleading at the date of this Agreement.

18.4 There are no subsisting powers of attorney given by the Company and no person, as agent or otherwise, is entitled or authorized to bind or commit the Company to any obligation.

SCHEDULE 3

TAX INDEMNITY

SCHEDULE 4

ANNEX A

ANNEX B

EMPLOYMENT CONTRACT

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE VENDOR

SIGNED by **YEUNG KIN WAH**)
in the presence of: Borco H.F. Cheung)
)

THE PURCHASER

SIGNED by)
)
for and on behalf of)
PUHUI WEALTH INVESTMENT)
MANAGEMENT CO., LTD.)
)
in the presence of: 张志国)

For and on behalf of
Puhui Wealth Investment Management Co., Ltd.

....
Authorized Signature(s)

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

<u>THE VENDOR</u>

SIGNED by **YEUNG KIN WAH**)
in the presence of: Bosco H.F. Cheung)
)

<u>THE PURCHASER</u>

SIGNED by)
)
for and on behalf of)
PUHUI WEALTH INVESTMENT)
MANAGEMENT CO., LTD.)
)
in the presence of:)